Exhibit 10.40

FORM OF 2013 EQUITY INCENTIVE PLAN STOCK OPTION ADJUSTMENT LETTER

[Lantheus Holdings, Inc. Letterhead]

[Optionholder Name]

[Optionholder Address]

            , 2014

Re: 2013 Equity Incentive Plan Stock Option Amendment

Dear                     ,

We are writing to inform you that pursuant to action taken by the Board of Directors of Lantheus Holdings, Inc. (formerly named “Lantheus MI Holdings, Inc., the “Company”), your stock option granted on May 8, 2013 under the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”), to the extent such option is outstanding on the date on which the Registration Statement on Form S-1 relating to the Company’s initial public offering of shares of its common stock becomes effective (such date, the “Determination Date,” and such option, the “2013 Plan Option”) was amended, and by this letter agreement is being amended, in each case, effective as of, and conditioned upon the occurrence of, the Determination Date, to reflect the following:

1.

The portion of the 2013 Plan Option which is the Performance Award (within the meaning of the Option Grant Award Agreement, dated May 8, 2013, between you and the Company; such award agreement, the “2013 Plan Option Award Agreement”) as of the Determination Date (the “Unvested 2013 Plan Performance Award”) shall: (i) vest based on the passage of time, such that the Unvested 2013 Plan Performance Award shall cliff vest in full on the date that is the third anniversary of the Determination Date (such date, the “New Vesting Date”); provided, that if prior to the New Vesting Date a Change of Control occurs, unless the Unvested 2013 Plan Performance Award is assumed by the acquirer in such Change of Control transaction or substituted by the acquirer in such Change of Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value), (x) a number of shares of Company common stock subject to the Unvested 2013 Plan Performance Award shall vest as of immediately prior to the consummation of such Change of Control transaction in an amount equal to the number of shares of Company common stock subject to the Unvested 2013 Plan Performance Award that would have otherwise be vested as of the date of such Change of Control transaction if such Unvested 2013 Plan Performance Award would have vested from and after the Determination Date in three equal installments at each anniversary of the Determination Date over the three (3) year period from the Determination Date, and any portion of the Unvested 2013 Plan Performance Award that shall not so vest shall automatically terminate and be forfeited in all respects, and (y) all of the Unvested 2013 Plan Performance Award that vests under clause (x) shall be cancelled as of the consummation of such Change of Control transaction and converted into the right to receive (in the form of cash, shares, other property or any combination thereof) the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of shares of common stock of the Company subject to such Unvested 2013 Plan Performance Award over the aggregate exercise price with respect to such Unvested 2013 Plan Performance Award, or, if no such excess, zero; provided, further, that if the Unvested 2013 Plan Performance Award is assumed or substituted by the acquirer in such Change of Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value) and your employment with the Company and its subsidiaries is terminated without Cause or by you for Good Reason, in either case, within twelve (12) months following the consummation of such Change of Control transaction, then (A) the then unvested Unvested 2013 Plan Performance Award shall immediately vest in full upon such termination of employment, and (B) any such termination for Good Reason shall otherwise be treated as a termination without Cause for purposes of the Unvested 2013 Plan Performance Award; and (ii) otherwise be subject to all of the terms and conditions applicable to the Time Award (within the meaning of the 2013 Plan Option Award Agreement) that was outstanding under the 2013 Plan Option Award Agreement immediately prior to the Determination Date. For example, if you have an Unvested 2013 Plan Performance Award exercisable for 1,200 shares of common stock of the Company and a Change of Control transaction for cash occurs two years and three months after the Determination Date, unless the acquirer assumes such options or substitutes them for an equivalent award, 800 shares of Company common stock subject to your Unvested 2013 Plan Performance Award would vest immediately prior to such Change of Control transaction and the remaining 400 shares of Company common stock subject to your Unvested 2013 Plan Performance Award would expire and terminate.

2.	From and after the Determination Date, Section 2(b)(i), Section 2(b)(ii) and Schedule A of the 2013 Plan Option Award Agreement shall be deleted and the vesting of the Performance Award from and after the Determination Date shall vest in accordance with this letter agreement, and, from and after the Determination Date, any reference to Section 2(b)(i), Section 2(b)(ii) or Schedule A in the 2013 Plan Option Award Agreement shall be deemed a reference to this letter agreement.

3.	Except as expressly amended hereby, the 2013 Plan Option Award Agreement shall remain in full force and effect in accordance with its terms. To the extent there is an inconsistency between the terms of the 2013 Plan Option Award Agreement with respect to the terms of the Unvested 2013 Plan Performance Award and this letter agreement, the terms of this letter agreement shall prevail and govern.

Sincerely,

Lantheus Holdings, Inc.

Acknowledged and Accepted:

Date:

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